Exhibit 5.1

King & Spalding LLP 1l80 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: (404) 572-4600 Fax: (404) 572-5100 www.kslaw.com

February 15, 2018

Columbia Property Trust, Inc.

Columbia Property Trust Operating Partnership, L.P.

1170 Peachtree Street N.E.

Suite 600

Atlanta, Georgia 30309

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Columbia Property Trust, Inc., a Maryland corporation (the “Guarantor”), and Columbia Property Trust Operating Partnership, L.P., a Delaware limited partnership (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the offering from time to time of an indeterminate amount of securities, including, among other securities, (i) debt securities of the Company (the “Debt Securities”) and (ii) the guarantee (the “Guarantee”) of the Debt Securities by the Guarantor.

The Debt Securities are to be issued under the indenture (the “Indenture”), dated as of March 12, 2015, by and among the Company, the Guarantor, and U.S. Bank National Association, as trustee (the “Trustee”). In our capacity as such counsel, we have reviewed the Indenture and form of the Notes, including the notation of Guarantee. We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of the Company and the Guarantor, and of certain officers of the Company and the Guarantor.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

Columbia Property Trust, Inc.

Columbia Property Trust Operating Partnership, L.P.

February 15, 2018

1. the Company is a validly existing limited partnership and in good standing under the laws of the State of Delaware;

2. the Guarantor is a corporation duly incorporated and validly existing under the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of the State of Maryland;

3. the Debt Securities, when (a) the definitive terms and provisions of such Debt Securities and of their issuance and sale have been duly authorized and established and (b) executed and delivered by the Company and authenticated by the Trustee in accordance with the Indenture, and delivered to and paid for by the purchasers thereof, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms; and

4. the Guarantee, when (a) the definitive terms and provisions of such Guarantee and the Debt Securities, and of their respective issuance and sale, have been duly authorized and established and (b) the Debt Securities and such Guarantee have been executed by the Company and the Guarantor, respectively, authenticated by the Trustee in accordance with the Indenture, and the Debt Securities and such Guarantee delivered to and paid for by the purchasers thereof, will constitute the valid and legally binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

The opinions set forth above are subject, as the enforcement of remedies, to bankruptcy, insolvency, reorganization, preference, receivership, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors’ rights generally and to the effect of general principles of equity.

This opinion is limited in all respects to the laws of the States of Maryland and New York and the Delaware Revised Uniform Limited Partnership Act, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

With respect to matters governed by the laws of the State of Maryland, we have relied, with the consent of such counsel, upon the opinion of Venable LLP dated as of the date hereof. Our opinions with respect to such matters are subject to the same qualifications, assumptions and limitations as are set forth in such opinion.

Columbia Property Trust, Inc.

Columbia Property Trust Operating Partnership, L.P.

February 15, 2018

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered solely for the benefit of the Company and the Guarantor in connection with the matters addressed herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm as having passed on the legality of the securities offered by the prospectus under the caption “Legal Matters” in the Registration Statement.

Very truly yours,
/s/ King & Spalding LLP
KING & SPALDING LLP